Exhibit 99.1

Contact: Mark E. Secor
Chief Financial Officer
Phone: (219) 873-2611
Fax: (219) 874-9280
Date: October 20, 2011

FOR IMMEDIATE RELEASE

Horizon Bancorp Reports Record Quarter and Year-to-Date Earnings

Michigan City, Indiana (NASDAQ GM: HBNC) – Horizon Bancorp today announced its unaudited financial results for the three and nine month periods ended September 30, 2011.

SUMMARY:
•
Third quarter 2011 net income was $3.4 million or $.80 diluted earnings per share, a 4.2% increase in net income from the same period in 2010 and the highest quarterly net income in the Company’s history.

•
For the first nine months of 2011, net income was $9.3 million or $2.37 diluted earnings per share, a 22.3% increase in net income from the same period in 2010 and the highest year-to-date nine-month net income in the Company’s history.

•	Total loans increased $86.8 million during the quarter to $925.8 million at September 30, 2011.
•	Total assets grew to a record $1.49 billion at September 30, 2011 compared to $1.41 billion at June 30, 2011.
•	Net interest income, after provisions for loan losses, for the nine months of 2011 was $30.1 million compared with $25.7 million for the same period in the prior year.
•	The provision for loan losses decreased to $4.4 million for the first nine months of 2011 compared to $8.9 million for the same period in 2010.
•
In August, the Company redeemed all of the US Treasury Department’s preferred stock investment under the TARP Capital Purchase Program using $6.25 million in cash and a $12.5 million investment by the US Treasury Department under the Small Business Lending Fund.

•	The Company increased its quarterly dividend to $0.18 per share, its 103rd consecutive quarterly cash dividend to Horizon’s shareholders.
•	Horizon’s tangible book value per share rose to $29.68 compared with $26.50 at the close of the third quarter of 2010.
•	Horizon’s capital ratios, including Tier 1 Capital to total risk weighted assets of 12.37%, continue to be well above the regulatory standards for well-capitalized banks.

Craig M. Dwight, President and CEO, stated: “Horizon’s record quarterly and nine-month results once again demonstrated our ability to grow in spite of the less than robust economic conditions.  Our commitment to a balanced revenue stream has continued to support earnings growth and has enabled us to build our capital position and return some of this income to shareholders through increased dividends.  Redeeming the Treasury Department’s investment under the Capital Purchase Program also enabled us to increase our dividend to shareholders.”
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Pg. 2 cont. Horizon Bancorp Reports Record Quarter and Year-to-Date Earnings

“The tremendous dedication of our employees, and their commitment to give customers a superior banking experience has led to high customer retention levels, expanded banking relationships and new customer relationships.  This commitment, supported by a diverse range of financial products, has enabled us to win market share as individuals and businesses seek a better banking experience.”

“We have expanded our market and outreach efforts to win more business.  The successful results of these efforts have been reflected in growing revenue.”

Dwight further explained the numerous operating efficiencies implemented in past years are enabling Horizon to operate more profitably.  He noted that a significant year-over-year reduction in the Bank’s loan loss reserve demonstrates an ongoing trend of loan charge-offs reducing, while a 53.3 % decline in loans 30 to 89 days delinquent is an encouraging indication that this trend may continue.

“We continue to develop initiatives to expand our product and service capabilities and build market share,” said Dwight. “We remain watchful for opportunities to grow organically by hiring exceptionally talented producers and for accretive acquisition opportunities in a consolidating banking market.”

Performance Highlights

Net income for the third quarter of 2011 was $3.4 million or $.80 diluted earnings per share, up 4.2% compared to $3.3 million or $.88 diluted earnings per share in the third quarter of 2010.  Redeeming the US Treasury Department’s preferred stock investment from the TARP Capital Purchase Program (“CPP”) during the third quarter required that the discount on the preferred stock be completely recognized, resulting in a reduction in net income available to common shareholders of $449,000, or $0.13 per diluted share.  This was a one time event and had no net impact on the equity of the Company.

On August 25, 2011, the Company redeemed all of the US Treasury Department’s preferred stock investment from the CPP using $6.25 million in cash and $12.5 million investment from the US Treasury Department under the Small Business Lending Fund (“SBLF”) in a new series of our preferred stock.  The total preferred stock dividends and accretion of the discount for the third quarter was $710,000, representing $261,000 in preferred stock dividends and $449,000 in discount accretion.  The quarterly dividend payment on the SBLF preferred shares is expected to be approximately $156,000 based on the $12.5 million in preferred shares currently outstanding.

Diluted earnings per share were reduced by $0.21 and $0.36, respectively, for the three and nine months ending September 30, 2011, compared to $0.11 and $0.32, respectively, for the three and nine months ending September 30, 2010.  The reduction to diluted earnings per share was greater in 2011 due to the recognition of the remaining discount on the CPP preferred stock in the third quarter of 2011 but offset by a decrease in preferred stock dividends.  The reduction in 2011 on the preferred stock dividend was due to the repurchase of $6.25 million of CPP preferred stock during the fourth quarter of 2010.

Net income for the first nine months of 2011 rose 22.3% to $9.3 million or $2.37 diluted earnings per share, compared with $7.6 million or $1.96 diluted earnings per share in the first nine months of 2010.  This is the highest level of net income for the first three quarters in the Company’s history.

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Pg. 3 cont. Horizon Bancorp Reports Record Quarter and Year-to-Date Earnings

The net interest margin increased to 3.76% in the third quarter of 2011 from 3.67% for the three-month period ending June 30, 2011.  This increase in the third quarter of 2011 primarily reflected an increase in average mortgage warehouse loan volume and balances, which were funded by an increase in average federal funds purchased, resulting in an expanded interest rate spread on interest earning assets.  Borrowings increased by $106.0 million since June 30, 2011 all in short-term instruments primarily to fund the increase in mortgage warehouse.

“While average aggregate mortgage warehouse loans in 2011 are lower than in 2010, the levels met our expectations,” explained Dwight.  “We have operated our mortgage warehousing business for 12 years without a loss.  While it is subject to seasonal and rate-driven fluctuations in the mortgage market, it is an important part of our diversified income stream.  Overall, in an environment that has caused margin compression, we were satisfied with our ability to maintain relative stability in our net interest margin.”

Residential mortgage loan sale activity during the third quarter of 2011 generated $2.1 million in income from the gain on sale of mortgage loans, a decrease of $328,000 from the same period in 2010 but an increase of $837,000 from the second quarter of 2011.  In addition, Horizon recognized a $1.1 million gain on the sale of securities of during the third quarter of 2011 as the result of restructuring a portion of the investment portfolio, utilizing the gains to offset a $798,000 pre-payment penalty, included in other losses, for the repayment of an FHLB advance before its scheduled maturity.

Lending Activity

With respect to Horizon’s lending activities, Dwight commented, “Expanding Horizon’s overall loan activity continues to be a challenge given the local and national economies.  Given this challenge, Horizon has increased its marketing and outbound calling efforts in order to increase market share.  In addition, we continue to hire talented people to help fuel expansion efforts.”

Total loans increased by $43.0 million from $882.9 million at December 31, 2010 to $925.8 million at September 30, 2011, as the balances in all loan categories have increased except for installment loans which decreased by $2.7 million.  Commercial loans increased by $15.3 million, residential mortgage loans increased by $3.0 million, and mortgage warehouse loans increased by $27.4 million.

The provision for loan losses was $1.6 million for the third quarter of 2011, which was approximately $1.1 million less than the provision for the same period of the prior year.  The 2011 third-quarter provision was $232,000 more than the 2011 second quarter provision and $16,000 more than the first quarter provision.  The higher provision for loan losses was primarily related to an increase of non-performing loans in the third quarter.

The ratio of allowance for loan losses to total loans decreased to 2.04% from 2.11% as of September 30, 2011 and December 31, 2010, respectively.  The decrease in the ratio was due to an overall increase in total loan balances as the total allowance for loan losses balance increase slightly during this same period.

Non-performing loans totaled $23.6 million on September 30, 2011, up from $20.6 million on June 30, 2011, and from $21.7 million on September 30, 2010.  As a percentage of total loans, non-performing loans were 2.52% on September 30, 2011, up from 2.44% on June 30, 2011, and 2.22% on September 30, 2010.
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Pg. 4 cont. Horizon Bancorp Reports Record Quarter and Year-to-Date Earnings

The increase of non-performing loans from the prior quarter was primarily due to higher non-performing commercial loans, which increased from $9.6 million on June 30, 2011, to $12.1 million on September 30, 2011.  This increase resulted primarily from the addition of two loans totaling $2.1 million secured by a retail income property.  Non-performing mortgage loans increased from $7.0 million on June 30, 2011 to $7.2 million on September 30, 2011.  Non-performing installment loans increased from $4.0 million on June 30, 2011 to $4.3 million on September 30, 2011.

“We continue to reserve for potential loan losses, but we believe the outlook is significantly more encouraging than a year ago,” said Dwight “Because our non-performing assets represent a small percentage of our total loans, and our capital position remains strong, we are able to seek out new quality lending opportunities that other banks are not able to pursue because of their financial or regulatory situation.”

Real estate and installment non-performing loans on September 30, 2011 included $1.5 million and $1.9 million respectively, of loans in bankruptcy.  This compares to $1.7 million and $2.7 million, respectively, on June 30, 2011.  These loans are not considered troubled debt restructures (TDR’s) while they are going through bankruptcy, a process that can take six to eighteen months.  The Company’s experience with loans in bankruptcy has demonstrated that some debtors continue to make payments during the bankruptcy process, many reaffirm their obligation to the Company when they come out of bankruptcy, and some loans are discharged or restructured by the court.  The Company has been accumulating historical data on the performance of loans going through the bankruptcy process and utilizes that data in the calculation of the allowance for loan losses.  The recent trend is for fewer loans to be involved in the bankruptcy process.  There were three non-performing loans, totaling $235,000, to commercial borrowers in bankruptcy on September 30, 2011.

TDR’s are also included in the non-performing loan totals.  TDR’s declined from $6.1 million on June 30, 2011 to $5.7 million on September 30, 2011.  Of these, $3.7 million were mortgage loans, $1.2 million were commercial loans, and $849,000 were consumer installment loans.

Non-accrual loans totaled $17.8 million on September 30, 2011 up from $14.4 million on June 30, 2011, and $16.8 million on September 30, 2010.  The increase in the most recent quarter was primarily due to the aforementioned addition of two large commercial loans secured by retail income property.  Non-accrual commercial loans were the largest component at $10.9 million.  Non-accrual commercial loans to a hotel owner totaled $4.2 million, and loans secured by retail strip malls totaled $2.3 million.  The hotel is under contract to sell with little or no additional loss expected.  Loans 90 days delinquent but still on accrual totaled $97,000 on September 30, 2011, up from $55,000 on June 30, 2011, but down from $833,000 on September 30, 2010.  Horizon’s policy is to place loans over 90 days delinquent on non-accrual unless they are in the process of collection and a full recovery is expected.

Other Real Estate Owned (OREO) totaled $3.6 million on September 30, 2011, down from $4.1 million on June 30, 2011, and $4.1 million on September 30, 2010.  During the quarter, ten properties with a book value of $869,000 as of June 30, 2011 were sold.  Another ten with a book value of $461,000 were transferred into OREO status.  Three properties were reduced through partial sales or payments by $119,000.  On September 30, 2011, OREO was comprised of 28 properties.  Of these, five totaling $1.1 million were commercial properties and 23 totaling $2.5 million were residential real estate.

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Pg. 5 cont. Horizon Bancorp Reports Record Quarter and Year-to-Date Earnings

Expense Management

Total non-interest expenses were $1.1 million higher in the third quarter of 2011 compared to the third quarter of 2010 and $2.1 million higher for the nine months ended September 30, 2011 compared to the same period in the prior year.  Salaries and employee benefits increased $96,000 compared to the same quarter in 2010 and $939,000 compared to the same nine-month period of 2010.  These increases are primarily the result of additional payroll expense from the consolidation of the American Trust & Savings Bank transaction that closed at the end of the second quarter of 2010, the expansion into Portage, Michigan, and annual merit pay increases.  In third quarter of 2011, included in the other loss line item of non-interest expense, was a $798,000 pre-payment penalty from the early repayment of an FHLB advance and $210,000 for the settlement of a lawsuit.

Dwight concluded, “Horizon has already developed the infrastructure and operations to meet increased regulation, and to comfortably add loans and deposits while managing expenses. We believe Horizon is well-positioned to capitalize on strategic growth opportunities that would contribute to earnings growth.”

Horizon Bancorp is a locally owned, independent, commercial bank holding company serving Northern Indiana and Southwest Michigan.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached online at www.accesshorizon.com.  Its common stock is traded on the NASDAQ Global Market under the symbol HBNC.

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon. For these statements, Horizon claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Horizon’s reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Horizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and in Item 1A “Risk Factors” of Part II of Horizon’s Form 10-Q for the quarter ended June 30, 2011. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Contact:                 Horizon Bancorp
Mark E. Secor
Chief Financial Officer
(219) 873-2611
Fax: (219) 874-9280
#  #  #

HORIZON BANCORP
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	September 30	June 30	March 31	December 31	September 30
	2011	2011	2011	2010	2010
Balance sheet:
Total assets	$1,490,810	$1,413,737	$1,382,390	$1,400,919	$1,485,058
Investment securities	441,334	460,449	445,988	391,939	397,694
Commercial loans	345,366	338,439	335,758	330,018	329,230
Mortgage warehouse loans	151,111	75,057	49,034	123,743	193,848
Residential mortgage loans	165,429	163,803	164,240	162,435	165,234
Installment loans	263,934	261,971	260,525	266,681	270,503
Earning assets	1,391,864	1,316,452	1,274,171	1,307,313	1,387,594
Non-interest bearing deposit accounts	121,483	113,747	111,155	107,606	105,376
Interest bearing transaction accounts	551,597	567,456	531,250	508,953	506,031
Time deposits	316,669	339,073	359,004	368,939	388,076
Borrowings	336,095	230,141	224,358	260,741	318,516
Subordinated debentures	30,653	30,630	30,607	30,584	30,562
Common stockholders' equity	106,180	103,206	97,802	94,066	95,686
Total stockholders’ equity	118,680	121,507	116,060	112,283	120,112

Income statement:	Three months ended
Net interest income	$11,991	$11,463	$11,067	$13,075	$12,620
Provision for loan losses	1,564	1,332	1,548	2,664	2,657
Other income	6,538	4,448	4,314	4,961	5,648
Other expenses	12,313	10,487	10,258	11,576	11,257
Income tax expense	1,235	999	810	926	1,075
Net income	3,417	3,093	2,765	2,870	3,279
Preferred stock dividend	(710)	(277)	(276)	(349)	(353)
Net income available to common shareholders	$2,707	$2,816	$2,489	$2,521	$2,926

Per share data:
Basic earnings per share	$0.82	$0.86	$0.76	$0.77	$0.89
Diluted earnings per share	0.80	0.83	0.74	0.75	0.88
Cash dividends declared per common share	0.18	0.17	0.17	0.17	0.17
Book value per common share	32.20	31.32	29.76	28.68	29.17
Tangible book value per common share	29.68	28.76	27.17	26.04	26.50
Market value - high	28.35	27.92	29.19	26.99	22.60
Market value - low	$25.97	$26.50	$26.20	$21.89	$21.15
Weighted average shares outstanding - Basic	3,295,130	3,291,833	3,283,143	3,280,331	3,279,201
Weighted average shares outstanding - Diluted	3,376,253	3,376,969	3,383,175	3,362,118	3,336,634

Key ratios:
Return on average assets	0.96%	0.89%	0.80%	0.79%	0.90%
Return on average common stockholders' equity	10.14	11.25	10.55	10.22	12.12
Net interest margin	3.76	3.67	3.57	4.01	3.84
Loan loss reserve to total loans	2.04	2.20	2.34	2.11	1.85
Non-performing loans to loans	2.52	2.44	2.71	2.38	2.22
Average equity to average assets	8.60	8.51	8.14	8.22	8.32
Bank only capital ratios:
Tier 1 capital to average assets	8.90	9.03	8.83	8.60	8.53
Tier 1 capital to risk weighted assets	12.37	13.62	13.56	12.70	11.69
Total capital to risk weighted assets	13.62	14.88	14.79	13.96	12.94

Loan data:
30 to 89 days delinquent	$4,240	$4,903	$6,948	$5,907	$9,084

90 days and greater delinquent - accruing interest	$97	$55	$57	$358	$833
Trouble debt restructures - accruing interest	4,016	4,227	4,014	4,119	3,445
Trouble debt restructures - non-accrual	1,699	1,912	682	278	463
Non-accrual loans	17,799	14,430	17,359	16,673	16,939
Total non-performing loans	$23,611	$20,624	$22,112	$21,428	$21,680

HORIZON BANCORP
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	September 30	September 30
	2011	2010
Balance sheet:
Total assets	$1,490,810	$1,485,058
Investment securities	441,334	397,694
Commercial loans	345,366	329,230
Mortgage warehouse loans	151,111	193,848
Residential mortgage loans	165,429	165,234
Installment loans	263,934	270,503
Earning assets	1,391,864	1,387,594
Non-interest bearing deposit accounts	121,483	105,376
Interest bearing transaction accounts	551,597	506,031
Time deposits	316,669	388,076
Borrowings	336,095	318,516
Subordinated debentures	30,653	30,562
Common stockholders' equity	106,180	95,686
Total stockholders’ equity	118,680	120,112

Income statement:	Nine months ended
Net interest income	$34,521	$34,541
Provision for loan losses	4,444	8,890
Other income	15,300	14,945
Other expenses	33,058	30,995
Income tax expense	3,044	2,016
Net income	9,275	7,585
Preferred stock dividend	(1,263)	(1,057)
Net income available to common shareholders	$8,012	$6,528

Per share data:
Basic earnings per share	$2.44	$1.99
Diluted earnings per share	2.37	1.96
Cash dividends declared per common share	0.52	0.51
Book value per common share	32.20	29.21
Tangible book value per common share	29.68	26.53
Market value - high	29.19	22.81
Market value - low	$25.97	$16.44
Weighted average shares outstanding - Basic	3,289,911	3,275,969
Weighted average shares outstanding - Diluted	3,377,311	3,323,830

Key ratios:
Return on average assets	0.88%	0.74%
Return on average common stockholders' equity	10.64	9.33
Net interest margin	3.67	3.72
Loan loss reserve to total loans	2.04	1.85
Non-performing loans to loans	2.52	2.22
Average equity to average assets	8.43	8.56
Bank only capital ratios:
Tier 1 capital to average assets	8.90	8.53
Tier 1 capital to risk weighted assets	12.37	11.69
Total capital to risk weighted assets	13.62	12.94

Loan data:
30 to 89 days delinquent	$4,240	$9,084

90 days and greater delinquent - accruing interest	$97	$833
Trouble debt restructures - accruing interest	4,016	3,445
Trouble debt restructures - non-accrual	1,699	463
Non-accrual loans	17,799	16,939
Total non-performing loans	$23,611	$21,680

HORIZON BANCORP

Allocation of the Allowance for Loan and Lease Losses
(Dollars in Thousands, Unaudited)

	September 30	June 30	March 31	December 31	September 30
	2011	2011	2011	2010	2010
Commercial	$8,151	$7,078	$8,609	$7,554	$7,029
Real estate	2,457	1,710	2,357	2,379	1,957
Mortgage warehousing	1,477	1,516	1,421	1,435	1,441
Consumer	7,025	8,282	6,703	7,696	7,603
Unallocated	-	-	-	-	-
Total	$19,110	$18,586	$19,090	$19,064	$18,030

Net Charge-offs (Dollars in Thousands, Unaudited)
	Three months ended
	September 30	June 30	March 31	December 31	September 30
	2011	2011	2011	2010	2010
Commercial	$269	$366	$59	$426	$485
Real estate	86	659	82	128	86
Mortgage warehousing	-	-	-	-	-
Consumer	685	811	1,380	1,076	599
Total	$1,040	$1,836	$1,521	$1,630	$1,170

Total Non-performing Loans (Dollars in Thousands, Unaudited)

	September 30	June 30	March 31	December 31	September 30
	2011	2011	2011	2010	2010
Commercial	$12,094	$9,613	$9,428	$8,082	$8,855
Real estate	7,201	6,983	8,744	9,326	8,467
Mortgage warehousing	-	-	-	-	-
Consumer	4,316	4,028	3,940	4,020	4,358
Total	$23,611	$20,624	$22,112	$21,428	$21,680

Other Real Estate Owned and Repossessed Assets (Dollars in Thousands, Unaudited)

	September 30	June 30	March 31	December 31	September 30
	2011	2011	2011	2010	2010
Commercial	$1,087	$1,414	$1,443	$1,622	$2,751
Real estate	2,478	2,679	839	1,042	1,283
Mortgage warehousing	-	-	-	-	-
Consumer	90	16	8	-	107
Total	$3,655	$4,109	$2,290	$2,664	$4,141

HORIZON BANCORP

Loan Portfolio Detail

		Non-	Percent	Specific	Percent of
	Loan	Performing	of	Reserves on Non -	Non-performing
September 30, 2011 (Unaudited)	Balance	Loans	Loans	Performing Loans	Loans
Owner occupied real estate	$128,724	$2,734	2.12%	$460	16.83%
Non owner occupied real estate	141,727	7,902	5.58%	996	12.60%
Residential development	10,146	90	0.89%	125	138.89%
Commercial and industrial	64,769	1,368	2.11%	200	14.62%
Total commercial	345,366	12,094	3.50%	1,781	14.73%

Residential mortgage (1)	170,234	6,766	3.97%	202	2.99%
Residential construction	7,495	435	5.80%	62	14.25%
Mortgage warehouse	151,111	-	0.00%	-	0.00%
Total real estate	328,840	7,201	2.19%	264	3.67%

Direct installment	24,737	354	1.43%	18	5.08%
Indirect installment	127,666	1,173	0.92%	7	0.60%
Home equity	111,531	2,789	2.50%	906	32.48%
Total consumer	263,934	4,316	1.64%	931	21.57%

Total loans	938,140	23,611	2.52%	2,976	12.60%
Allowance for loan losses	(19,110)
Net loans	$919,030	$23,611	2.57%	$2,976
(1) Residential mortgage total includes Held for Sale mortgage loans

		Non-	Percent	Specific	Percent of
	Loan	Performing	of	Reserves on Non -	Non-performing
December 31, 2010	Balance	Loans	Loans	Performing Loans	Loans
Owner occupied real estate	$125,909	$1,042	0.83%	$385	36.95%
Non owner occupied real estate	137,073	6,329	4.62%	665	10.51%
Residential development	8,694	266	3.06%	142	53.38%
Commercial and industrial	58,342	445	0.76%	265	59.55%
Total commercial	330,018	8,082	2.45%	1,457	18.03%

Residential mortgage (1)	173,800	9,326	5.37%	969	10.39%
Residential construction	7,468	-	0.00%	-	0.00%
Mortgage warehouse	123,743	-	0.00%	-	0.00%
Total real estate	305,011	9,326	3.06%	969	10.39%

Direct installment	25,058	287	1.15%	976	340.07%
Indirect installment	128,129	1,431	1.12%	-	0.00%
Home equity	113,494	2,302	2.03%	-	0.00%
Total consumer	266,681	4,020	1.51%	976	24.28%

Total loans	901,710	21,428	2.38%	3,402	15.88%
Allowance for loan losses	(19,064)
Net loans	$882,646	$21,428	2.43%	$3,402
(1) Residential mortgage total includes Held for Sale mortgage loans

HORIZON BANCORP AND SUBSIDIARIES
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Three Months Ended			Three Months Ended
	September 30, 2011			September 30, 2010
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

ASSETS
Interest-earning assets
Federal funds sold	$2,265	$1	0.18%	$12,273	$4	0.13%
Interest-earning deposits	14,868	1	0.03%	15,349	4	0.10%
Investment securities - taxable	336,027	2,540	3.00%	298,152	2,423	3.22%
Investment securities - non-taxable (1)	109,875	988	5.41%	102,885	979	5.32%
Loans receivable (2)	855,938	12,481	5.79%	918,930	14,466	6.25%
Total interest-earning assets (1)	1,318,973	16,011	4.97%	1,347,589	17,876	5.39%

Noninterest-earning assets
Cash and due from banks	17,169			16,518
Allowance for loan losses	(18,823)			(17,137)
Other assets	99,560			97,460

	$1,416,879			$1,444,430

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
Interest-bearing deposits	$871,621	$1,978	0.90%	$913,473	$2,769	1.20%
Borrowings	259,783	1,583	2.42%	258,476	2,026	3.11%
Subordinated debentures	31,446	459	5.79%	34,946	461	5.23%
Total interest-bearing liabilities	1,162,850	4,020	1.37%	1,206,895	5,256	1.73%

Noninterest-bearing liabilities
Demand deposits	121,034			106,152
Accrued interest payable and
other liabilities	11,158			11,204
Shareholders' equity	121,837			120,179

	$1,416,879			$1,444,430

Net interest income/spread		$11,991	3.60%		$12,620	3.66%

Net interest income as a percent
of average interest earning assets (1)			3.76%			3.84%

(1)  Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.  The average rate is presented on a tax equivalent basis.
(2)  Includes fees on loans.  The inclusion of loan fees does not have a material effect on the average interest rate.

HORIZON BANCORP AND SUBSIDIARIES
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Nine Months Ended			Nine Months Ended
	September 30, 2011			September 30, 2010
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
Interest-earning assets
Federal funds sold	$26,448	$49	0.25%	$30,279	$13	0.06%
Interest-earning deposits	8,837	2	0.03%	9,213	38	0.55%
Investment securities - taxable	329,903	7,777	3.15%	278,790	7,343	3.52%
Investment securities - non-taxable (1)	112,133	3,066	5.22%	108,666	3,138	5.36%
Loans receivable (2)	830,432	36,260	5.85%	860,253	40,283	6.27%
Total interest-earning assets (1)	1,307,753	47,154	4.96%	1,287,201	50,815	5.41%

Noninterest-earning assets
Cash and due from banks	15,756			15,101
Allowance for loan losses	(18,992)			(16,625)
Other assets	97,540			91,630

	$1,402,057			$1,377,307

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
Interest-bearing deposits	$889,531	$6,510	0.98%	$861,296	$8,238	1.28%
Borrowings	237,491	4,760	2.68%	264,333	6,807	3.44%
Subordinated debentures	31,446	1,363	5.80%	31,014	1,229	5.30%
Total interest-bearing liabilities	1,158,468	12,633	1.46%	1,156,643	16,274	1.88%

Noninterest-bearing liabilities
Demand deposits	115,454			93,123
Accrued interest payable and
other liabilities	9,989			9,627
Shareholders' equity	118,146			117,914

	$1,402,057			$1,377,307

Net interest income/spread		$34,521	3.50%		$34,541	3.53%

Net interest income as a percent
of average interest earning assets (1)			3.67%			3.72%

(1)  Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.  The average rate is presented on a tax equivalent basis.
(2)  Includes fees on loans.  The inclusion of loan fees does not have a material effect on the average interest rate.

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)

	September 30	December 31
	2011	2010
	(Unaudited)
Assets
Cash and due from banks	$18,462	$15,683
Investment securities, available for sale	430,702	382,344
Investment securities, held to maturity	10,632	9,595
Loans held for sale	12,300	18,833
Loans, net of allowance for loan losses of $19,110 and $19,064	906,730	863,813
Premises and equipment	34,289	34,194
Federal Reserve and Federal Home Loan Bank stock	12,390	13,664
Goodwill	5,910	5,910
Other intangible assets	2,403	2,741
Interest receivable	6,651	6,519
Cash value life insurance	29,959	27,195
Other assets	20,382	20,428
Total assets	$1,490,810	$1,400,919
Liabilities
Deposits
Non-interest bearing	$121,483	$107,606
Interest bearing	868,266	877,892
Total deposits	989,749	985,498
Borrowings	336,095	260,741
Subordinated debentures	30,653	30,584
Interest payable	582	781
Other liabilities	15,051	11,032
Total liabilities	1,372,130	1,288,636
Commitments and contingent liabilities
Stockholders’ Equity
Preferred stock, no par value, $1,000 liquidation value
Authorized, 1,000,000 shares
Issued 12,500 and 18,750 shares	12,500	18,217
Common stock, $.2222 stated value
Authorized, 22,500,000 shares
Issued, 3,309,512 and 3,300,659 shares	1,126	1,122
Additional paid-in capital	10,579	10,356
Retained earnings	86,524	80,240
Accumulated other comprehensive income	7,951	2,348
Total stockholders’ equity	118,680	112,283
Total liabilities and stockholders’ equity	$1,490,810	$1,400,919

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)
	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income
Loans receivable	$12,481	$14,466	$36,260	$40,283
Investment securities
Taxable	2,542	2,431	7,828	7,394
Tax exempt	988	979	3,066	3,138
Total interest income	16,011	17,876	47,154	50,815
Interest Expense
Deposits	1,978	2,769	6,510	8,238
Borrowed funds	1,583	2,026	4,760	6,807
Subordinated debentures	459	461	1,363	1,229
Total interest expense	4,020	5,256	12,633	16,274
Net Interest Income	11,991	12,620	34,521	34,541
Provision for loan losses	1,564	2,657	4,444	8,890
Net Interest Income after Provision for Loan Losses	10,427	9,963	30,077	25,651
Other Income
Service charges on deposit accounts	802	921	2,422	2,750
Wire transfer fees	167	211	412	536
Interchange fees	721	649	1,905	1,663
Fiduciary activities	1,016	934	2,911	2,936
Gain on sale of securities	1,115	336	1,754	467
Gain on sale of mortgage loans	2,145	2,473	3,986	5,529
Mortgage servicing income net of impairment	(172)	(331)	691	(363)
Increase in cash surrender value of bank owned life insurance	245	246	661	599
Death benefit on officer life insurance	453	-	453	-
Other income	46	209	105	828
Total other income	6,538	5,648	15,300	14,945
Other Expenses
Salaries and employee benefits	6,081	5,985	16,912	15,973
Net occupancy expenses	1,056	1,036	3,176	3,077
Data processing	549	502	1,450	1,474
Professional fees	359	417	1,039	1,418
Outside services and consultants	454	374	1,221	1,163
Loan expense	820	855	2,276	2,376
FDIC insurance expense	254	423	944	1,219
Other losses	1,088	143	1,365	180
Other expenses	1,652	1,522	4,675	4,115
Total other expenses	12,313	11,257	33,058	30,995
Income Before Income Tax	4,652	4,354	12,319	9,601
Income tax expense	1,235	1,075	3,044	2,016
Net Income	3,417	3,279	9,275	7,585
Preferred stock dividend and discount accretion	(710)	(353)	(1,263)	(1,057)
Net Income Available to Common Shareholders	$2,707	$2,926	$8,012	$6,528
Basic Earnings Per Share	$0.82	$0.89	$2.44	$1.99
Diluted Earnings Per Share	0.80	0.88	2.37	1.96